EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	March 31, 2012	March 31, 2011
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,159,092,482	1,222,153,643
Add — Incremental shares under stock-based compensation plans	13,533,806	15,654,835
Add — Incremental shares associated with contingently issuable shares	1,617,674	2,219,966
Number of shares on which diluted earnings per share is calculated	1,174,243,963	1,240,028,445

Net income on which basic earnings per share is calculated (millions)	$3,066	$2,863

Less — net income applicable to contingently issuable shares (millions)	—	—

Net income on which diluted earnings per share is calculated (millions)	$3,066	$2,863

Earnings per share of common stock:

Assuming dilution	$2.61	$2.31

Basic	$2.65	$2.34

There were no stock options outstanding as of March 31, 2012 and 2011 that were considered antidilutive and not included in the earnings per share assuming dilution calculation.

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